Exhibit 5.1

ArentFox Schiff LLP 1717 K Street, NW Washington, DC 20006

202.857.6000	MAIN
202.857.6395	FAX

afslaw.com

January 26, 2023

Board of Directors

NextPlat, Corp

3250 Mary St.,

Suite 410

Coconut Grove, Florida 33133

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to NextPlat Corp, a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 9,699,909 shares (the “Shares”) of Company’s common stock, $0.0001 par value per share (“Common Stock”) issued by the Company to the Selling Stockholders.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.	The Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable.

The foregoing opinion is limited to Chapter 78 of the Nevada Revised Statutes, and we express no opinion as to the laws of any other jurisdiction.

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NextPlat Corp January 26, 2023 Page 2

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
ARENTFOX SCHIFF LLP

	By:	/s/ ArentFox Schiff LLP